Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement of Amarantus BioScience Holdings, Inc. on Form S-1 (File No. 333-195952) of our report April 3, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Amarantus BioScience Holdings, Inc. as of December 31, 2014 and 2013 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY

June 23, 2015